Exhibit 10.2

Execution Version

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of September 16, 2024, by and among Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”), Xingyun International Company Limited, a Cayman Islands limited liability company (the “Company Shareholder”) and Polibeli Group Ltd, a Cayman Islands limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of all Company Ordinary Shares (the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, and Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Business Combination Agreement. The Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time, the Company Shareholder shall be bound by and comply with Sections 6.5 (Exclusivity) and 9.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (i) the Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Group” or “Company Parties”, as applicable, contained in Section 6.5 of the Business Combination Agreement (other than Section 6.5(i) or Section 6.5(iii) thereof or for purposes of the definition of Acquisition Proposal) also referred to the Company Shareholder. For the purposes of this Agreement, “Expiration Time” means the earlier of (x) the Merger Effective Time and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof.

1.2 No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii), in each case of (i), (ii) and (iii), other than in connection with the Transactions (clauses (i), (ii) and (iii), collectively, a “Transfer”). Notwithstanding the foregoing, the Company Shareholder may make Transfers of the Subject Shares (A) pursuant to this Agreement, (B) upon the consent of the Company and SPAC, (C) by virtue of the Company Shareholder’s Governing Documents upon liquidation or dissolution of the Company Shareholder; provided that, in each case of clauses (A) through (C), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill the Company Shareholder’s obligations under this Agreement is not relinquished, and as a condition to the effectiveness of any such Transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as the Company Shareholder was with respect to such transferred Subject Shares.

1.3 New Shares. In the event that (a) any Subject Shares or other equity securities of the Company are issued after the date of this Agreement and prior to the Closing pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares, (b) any Person purchases or otherwise acquires beneficial ownership of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing, or (c) any Person acquires the right to vote or share in the voting of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing (such Subject Shares or other equity securities of the Company, the “New Securities”), then such New Securities acquired or purchased shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Shareholder as of the date hereof and, in the case of clause (b) or (c) above, the Person purchasing or acquiring ownership or voting rights in such shares shall execute and deliver a customary joinder to be bound by the terms of this Agreement.

1.4 Shareholder Agreements. During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the board of directors of the Company or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, the Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement, and the documents contemplated therein to which the Company is a party and the transactions contemplated therein; including without limitation to granting any required consents and waivers in connection with the Business Combination Agreement, and the transactions contemplated therein pursuant to the Company’s Governing Documents or under any agreements between the Company and its respective shareholders, or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby;

(b) in any circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and the Company Shareholder, or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of the Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) against any acquisition agreement, merger agreement, or similar definitive agreement, or consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal;

(d) against preparation or taking any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties (other than in connection with the Business Combination Agreement or the Transactions); and

(e) against any proposal, action or agreement that would (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled, or (iv) change in any manner the voting rights of any share capital of the Company.

During the period commencing on the date hereof and ending on the Expiration Time, the Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.5 No Challenges. The Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company Parties or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

1.6 Registration Rights Agreement. The Company Shareholder will deliver, substantially simultaneously with the Merger Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

1.7 Further Assurances. The Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by SPAC and the Company to effect the actions and consummate the Business Combination Agreement, and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.8 No Inconsistent Agreement. The Company Shareholder hereby represents and covenants that the Company Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of the Company Shareholder’s obligations hereunder.

1.9 Consent to Disclosure. The Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company Shareholder. The Company Shareholder represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. The Company Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Shareholder’s corporate, limited liability company or organizational powers and have been or will be duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Shareholder. The Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. The Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Company Shareholder’s Subject Shares are the only equity securities in the Company, as applicable, owned of record or beneficially by the Company Shareholder on the date of this Agreement, and none of such Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than the Subject Shares, the Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities in the Company.

(c) No Conflicts. The execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of the Company Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Shareholder or the Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(d) Litigation. There are no Actions or other proceedings at law or in equity initiated or pending against the Company Shareholder, or to the knowledge of the Company Shareholder threatened against the Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement. To the knowledge of the Company Shareholder, there is no outstanding Governmental Order imposed upon the Company Shareholder which would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(e) Adequate Information. The Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement, and has independently and without reliance upon SPAC or the Company and based on such information as the Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to the Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Shareholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Shareholder, for which the Company or any of its respective Affiliates may become liable.

(g) Acknowledgment. The Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Company Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Company Shareholder contained herein.

Article III
MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, (b) the written agreement of SPAC, the Company and the Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Amendment. Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and the Company Shareholder.

3.3 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

Chenghe Acquisition II Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

with a copy (which shall not constitute actual or constructive notice) to:

Paul Hastings LLP

101 California Street, Forty-Eighth Floor

San Francisco, CA 94111

The United States

Attention:	Steve Camahort
Will Burns
Sean Monroe

Email:	stevecamahort@paulhastings.com
willburns@paulhastings.com
seanmonroe@paulhastings.com

If to the Company:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia, 10220

Attention:	Hua Chen
Email:	cfo_office@polibeli.com

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

If to the Company Shareholder:

XINGYUN INTERNATIONAL COMPANY LIMITED

Room 801, Building A,

NantouCity Lotus Plaza,

No. 3186 Nanshan Avenue,

Nanshan District,

Shenzhen, Guangdong Province, China

Attention:	Wang Wei
Email:	wang.wei@xingyungroup.com

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

3.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.7 Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.

3.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

3.9 Entire Agreement. This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement in respect of the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.11 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

THE COMPANY SHAREHOLDER:

XINGYUN INTERNATIONAL COMPANY LIMITED

By:	/s/ Yanfeng Chen
	Name:	Yanfeng Chen
	Title:	Director

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

POLIBELI GROUP LTD

By:	/s/ Fucheng Yan
	Name:	Fucheng Yan
	Title:	Director

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

SPAC:

CHENGHE ACQUISITION II CO.

By:	/s/ Shibin Wang
	Name:	Shibin Wang
	Title:	Director

[Signature Page to Shareholder Support Agreement]